FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.southernfirst.com

Southern First Reports Results for First Quarter of 2010

Greenville, SC, April 20, 2010 — Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the first quarter of 2010 was $18 thousand compared to $487 thousand for the first quarter of 2009. The lower net income in the 2010 period is primarily due to increases of $650 thousand in the provision for loan losses and $579 thousand in noninterest expenses, which includes FDIC insurance premiums. Partially offsetting these increased expenses were increases of $320 thousand in net interest income and $156 thousand in noninterest income and a decrease of $284 thousand in income tax expense. After payment of a dividend to the US Treasury as preferred shareholder, the net loss to common shareholders for the first quarter of 2010 was $322 thousand.

"The company's performance in the first quarter was generally as expected as higher credit costs and FDIC insurance premiums continue to affect our earnings. Our primary focus continues to be managing the risks in our loan portfolio, and we are generally pleased with our progress. Non-performing assets increased slightly for the quarter to 2.21% of total assets. The company's focus on other strategic goals resulted in an increase in net interest margin and record growth in new client relationships. Total deposits grew at a 19% annualized pace during the first quarter of 2010. Clients are clearly attracted to the unique value and service level of our company," commented Seaver. During the first three months of 2010, the company opened $27.6 million in new core transaction accounts representing a 223% increase over the same period in 2009.

Shareholder's equity totaled $60.2 million as of March 31, 2010, an increase of 3.8% from the same period in 2009. With a tier 1 leverage ratio of 9.90% and total risk based capital ratio of 12.90%, the company's capital ratios far exceed the regulatory requirements for a "well capitalized" institution.

Nonperforming assets as of March 31, 2010 were $16.5 million, compared to $15.5 million at December 31, 2009. As a percentage of total assets, nonperforming assets increased to 2.21% from 2.15% at December 31, 2009. Nonperforming assets consisted of $12.8 million of nonperforming loans and $3.6 million of other real estate owned at March 31, 2010. During the first quarter of 2010, the company recorded $1.2 million in net charge-offs, or 0.86% on an annualized basis and increased its provision for loan losses to $1.4 million compared to $750 thousand during the 2009 period. The company's reserve for loan losses increased to $7.9 million or 1.36% of loans at March 31, 2010.

Our net interest margin was 2.83% for the first quarter of 2010 compared to 2.72% for the same period in 2009. Despite lower yields on earning assets, our net interest margin has increased over the prior year due to the lower rates on our interest-bearing deposits, specifically certificates of deposit.

Total assets were $742.8 million at March 31, 2010, a 5.4% increase over total assets of $705.0 million at March 31, 2009. Total loans were $583.9 million as of March 31, 2010, a 3.1% increase over loans at first quarter end in 2009. Total assets increased 3.3% since December 31, 2009. The modest increase in assets during the first quarter is primarily a result of increases in our cash and investment portfolio of $14.6 million and $9.6 million in loans. In addition, during the first quarter of 2010, our deposits increased $23.5 million.

The Company's book value per common share was $14.27 as of March 31, 2010, while the closing stock price on that day was $8.10 per share.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three months ended March 31, 2010 and 2009 has not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months Ended
	March 31,		December 31,
	2010	2009	2009
	(dollars in thousands, except per share data)

Summary Results of Operations Data:
Interest income	$8,857	$8,895	$9,086
Interest expense	4,076	4,434	4,134
Net interest income	4,781	4,461	4,952
Provision for loan losses	1,400	750	1,500

Net interest income after provision for loan losses	3,381	3,711	3,452
Noninterest income	570	414	377
Noninterest expense	4,008	3,429	3,793
Income (loss) before taxes	(57)	696	36
Income tax expense (benefit)	(75)	209	(117)
Net income	18	487	153
Preferred stock dividend	216	78	218
Dividend accretion	124	42	127
Net income (loss) available to common shareholders	$(322)	$367	$(192)

Per Share Data:
Net income (loss) per common share, basic	$(0.10)	$0.12	$(0.06)
Net income (loss) per common share, diluted	$(0.10)	$0.12	$(0.06)
Common book value per share	$14.27	$13.85	$14.35

Weighted average common shares outstanding:
Basic	3,129	3,045	3,081
Diluted	3,138	3,054	3,119

Performance Ratios:
Return on average assets (1)	0.01%	0.28%	0.08%
Return on average equity (1)	0.12%	4.29%	0.99%
Net interest margin (tax-equivalent)(1)	2.83%	2.72%	2.61%
Efficiency ratio (2)	75.12%	70.23%	68.80%

Growth Ratios and Other Data:
Percentage change in net income (loss) available to common share shareholders from the same period of the previous year	(187.62)%	(50.87)%	(152.03)%
Percentage change in diluted net income (loss) per common share from the same period of the previous year	(183.33)%	(47.83)%	(150.00)%

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(1)	Annualized for the three month period.
(2)	Computed by dividing noninterest expense by the sum of net interest income, excluding real estate activity, and noninterest income.

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	At March 31,		At December 31,
	2010	2009	2009
	(dollars, in thousands)

Summary Balance Sheet Data:
Assets	$742,768	$705,004	$719,297
Investment securities	102,222	96,445	94,633
Loans (2)	583,882	566,394	574,270
Allowance for loan losses	7,937	7,429	7,760
Deposits	517,561	474,797	494,084
Retail	339,649	261,731	346,235
Wholesale	117,912	213,066	147,849
Other borrowings	146,950	154,675	146,950
Junior subordinated debentures	13,403	13,403	13,403
Shareholders' equity	60,166	57,973	59,841

Asset Quality Ratios:
Nonperforming loans, past due and restructured loans to total loans (2)
	2.82%	2.40%	2.69%
Nonperforming assets, past due and restructured loans to total assets
	2.21%	1.93%	2.15%
Net charge-offs year to date to average total loans (1)(2)	0.86%	0.23%	0.63%
Allowance for loan losses to nonperforming loans	61.80%	76.01%	66.09%
Allowance for loan losses to total loans (2)	1.36%	1.31%	1.35%

Capital Ratios:
Equity to assets	8.10%	8.22%	8.32%
Leverage ratio	9.90%	10.10%	10.00%
Tier 1 risk-based capital ratio	11.65%	12.20%	12.00%
Total risk-based capital ratio	12.90%	13.40%	13.30%

Growth Ratios and Other Data:
Percentage change in assets	5.36%
Percentage change in loans (2)	3.09%
Percentage change in deposits	9.01%
Percentage change in equity	3.78%
Loans to deposits ratio (2)	112.81%

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(1)	Annualized for the three month periods.
(2)	Includes nonperforming loans.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2)  statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," and "projects," as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company's loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.